Exhibit 99.1

Aligos Therapeutics Announces $105 Million Private Placement Financing

Proceeds expected to fund the start of the ALG-000184 Phase 2 clinical study

Funding expected to extend cash runway into the second half of 2026

SOUTH SAN FRANCISCO, Calif., February 12, 2025 (GLOBE NEWSWIRE) – Aligos Therapeutics, Inc. (Nasdaq: ALGS, “Aligos”, “Company”), a clinical stage biotechnology company focused on improving patient outcomes through best-in-class therapies for liver and viral diseases, today announced that it has entered into a securities purchase agreement for a private placement that is expected to result in gross proceeds of approximately $105 million, before deducting placement agents’ fees and other expenses.

The private placement is being led by a life sciences dedicated investment firm with participation from other new and existing institutional investors.

Aligos currently expects to use the net proceeds from the private placement, together with its existing cash, cash equivalents and investments, to fund the continued advancement of ALG-000184 into a Phase 2 clinical study in subjects with chronic hepatitis B virus infection (CHB) and for other general corporate purposes.

Aligos believes its cash, cash equivalents and investments, including the expected net proceeds from the private placement, will provide sufficient funding of planned operations into the second half of 2026.

In the private placement, Aligos is selling 2,103,307 shares of common stock, consisting of 1,427,000 shares of voting common stock and 676,307 shares of non-voting common stock, pre-funded warrants to purchase up to 1,922,511 shares of voting common stock, and accompanying warrants to purchase up to 2,012,909 shares of voting common stock at a combined price per share of common stock and accompanying warrant of $26.0825 and a combined price per pre-funded warrant and accompanying warrant of $26.0824. Each pre-funded warrant will have a nominal exercise price of $0.0001 per share of voting common stock, will be immediately exercisable and will be exercisable until exercised in full. The accompanying warrants will have an exercise price of $26.02 per share of common stock, will be immediately exercisable and will expire on February 13, 2032. The private placement is expected to close on February 13, 2025 subject to the satisfaction of customary closing conditions.

Jefferies and Piper Sandler are acting as placement agents for the private placement. H.C. Wainwright & Co. is acting as financial advisor in connection with the transaction.

The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements. Aligos granted registration rights to the purchasers in private placements, and has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock issued in the private placement, the shares of common stock issuable upon exercise of the pre-funded warrants issued in the private placement and the the shares of common stock issuable upon exercise of the accompanying warrants issued in the private placement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Aligos

Aligos Therapeutics, Inc. (NASDAQ: ALGS) is a clinical stage biopharmaceutical company founded with the mission to improve patient outcomes by developing best-in-class therapies for the treatment of liver and viral diseases. Aligos applies its science driven approach and deep R&D expertise to advance its purpose-built pipeline of therapeutics for diseases with high unmet medical need such as chronic hepatitis B virus infection (CHB), metabolic dysfunction-associated steatohepatitis (MASH), and coronaviruses.

For more information, please visit www.aligos.com or follow us on LinkedIn or X.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release that are not historical facts may be considered “forward-looking statements,” including without limitation, statements related to the sufficiency of funding of planned operations, the expected use of proceeds of the financing, the timing and expectation of the closing of the private placement. Forward-looking statements are typically, but not always, identified by the use of words such as “may,” “will,” “would,” “believe,” “intend,” “plan,” “anticipate,” “estimate,” “expect,” and other similar terminology indicating future results. Such forward looking statements are subject to substantial risks and uncertainties that could cause our development programs, future results, performance, or achievements to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include, without limitation, the risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed financing, risks and uncertainties inherent in the drug development process, including Aligos’ clinical stage of development, the process of designing and conducting clinical trials and the regulatory approval processes. For a further description of the risks and uncertainties that could cause actual results to differ from those anticipated in these forward-looking statements, as well as risks relating to the business of Aligos in general, see Aligos’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2024 and its future periodic reports to be filed or submitted with the Securities and Exchange Commission. Except as required by law, Aligos undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances, or to reflect the occurrence of unanticipated events.

Aligos Therapeutics

Contact

Jordyn Tarazi

Vice President, Investor Relations & Corporate Communications

+1 (650) 910-0427

jtarazi@aligos.com